Exhibit 99.1

UNITY Biotechnology, Inc. Reports Fourth Quarter and Full Year 2018 Financial Results and Program Updates

SAN FRANCISCO, Calif., March 6, 2019 (GLOBE NEWSWIRE) -- UNITY Biotechnology, Inc. (UNITY) [NASDAQ:UBX], a biotechnology company developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging, today reported business highlights and financial results for the fourth quarter and full year ended December 31, 2018.

"We ended 2018 in a strong position having made significant progress in our lead development programs," said Keith Leonard, chairman and chief executive officer of UNITY. “In 2019, we are focused on continuing to advance programs across a range of age-related diseases and look forward to the readout of our Phase 1 study of UBX0101 in osteoarthritis (OA) of the knee.”

Recent Highlights and Program Updates

Osteoarthritis – UBX0101

In January 2019, UNITY announced that supportive safety, tolerability and pharmacokinetic data observed to date from the Phase 1 study of UBX0101 in patients with OA of the knee allowed the company to expand the study with an additional cohort of patients at the highest evaluated dose (Part B). Part B will supplement the initial Phase 1 study (Part A) by further evaluating the impact of UBX0101 on specific pro-inflammatory and extracellular matrix modifying factors within the Senescence-Associated Secretory Phenotype (SASP). Enrollment is completed for both parts of the study. Initial study results are expected to be available in the second quarter of 2019.

OA of the knee is believed to be a heterogeneous and multifactorial disease in which multiple SASP factors are implicated in pathogenesis. The Phase 1 study will evaluate the impact of UBX0101 on SASP factors (up to 24 in synovial fluid and up to 8 in plasma) believed to play a role in human OA. The factors were selected based on our Ph 0 OA biomarker study, pre-clinical data and an extensive literature review. These factors, which include cytokines and chemokines, proteases and protease inhibitors, and growth factors and adhesion molecules, will be measured for change from baseline to 12 weeks (in Part A) and baseline to 4 weeks (in Part B).

“As observed in diseases such as rheumatoid arthritis, the therapeutic suppression of just one factor has the ability to meaningfully alter the course of disease,” said Jamie Dananberg, chief medical officer of UNITY. “While evidence suggests that individual SASP factors contribute to OA disease pathology, it is our belief that suppression of multiple factors may be needed for a meaningful clinical benefit to be observed. A senolytic therapeutic approach has the unique potential to address a root cause of OA and suppress multiple factors implicated in disease.”

Ophthalmology – UBX1967

In January 2019, UNITY announced it selected UBX1967 as the lead development candidate in the ophthalmology pipeline for advancement into studies to enable an Investigational New Drug (IND) application. UNITY has generated compelling pre-clinical pharmacological data on UBX1967 and completed extensive exploratory toxicology and safety assessment studies of this molecule. One of the properties of UBX1967 is sustained exposure in ocular tissues of interest after intravitreal injection. After engaging regulatory authorities regarding the design of IND-enabling studies, UNITY has now determined that the duration of these non-clinical studies will be longer than originally anticipated due to the pharmacokinetic profile. As a result, we expect an IND filing in early 2020. UNITY intends to pursue multiple age-related diseases of the eye in the clinic, such as age-related macular degeneration, proliferative diabetic retinopathy and diabetic macular edema.

Corporate

In December 2018, UNITY appointed industry leader Margo Roberts, Ph.D. to its board of directors. Dr. Roberts brings to UNITY nearly 30 years of invaluable experience building research organizations and advancing cutting-edge research from bench to bedside.

Fourth Quarter and Full Year 2018 Financial Results

Cash, cash equivalents and investments totaled $171.1 million as of December 31, 2018 compared with $91.6 million as of December 31, 2017.

Operating loss for the twelve months ended December 31, 2018 was $79.5 million compared to $45.6 million for the twelve months ended December 31, 2017. The increase includes non-cash stock-based compensation expense of $6.4 million, non-cash contingent consideration of $4.5 million and depreciation of $0.9 million. Cash used for operations during the year ended 2018 was $56.6 million. Total operating loss for the three months ended December 31, 2018 was $22.8 million compared to $12.8 million for the fourth quarter of 2017. The increase includes non-cash stock-based compensation expense of $1.0 million, non-cash contingent consideration of $2.1 million and depreciation of $0.1 million. Cash used for operations during the fourth quarter of 2018 was $12.8 million.

Research and development expenses were $58.9 million for the year ended December 31, 2018 compared to $37.4 million for the year ended December 31, 2017. The increase of $21.5 million was primarily due to $11.3 million for personnel-related expenses, of which $4.3 million was related to non-cash stock compensation expense, $7.8 million for direct research and development activities and $2.4 million in facilities-related expenses. Research and development expenses were $16.3 million for the three months ended December 31, 2018 compared to $11.6 million for the three months ended December 31, 2017. The increase  of $4.7 million was primarily due to $1.8 million for personnel-related expenses, of which $0.4 million was related to non-cash stock compensation expense, $2.2 million for direct research and development activities and $0.7 million in facilities-related costs.

General and administrative expenses were $16.0 million for the year ended December 31, 2018 compared to $9.6 million for the year ended December 31, 2017. The increase of $6.4 million was primarily due to an increase of $4.8 million for personnel-related expenses, of which $2.1 million was related to non-cash stock compensation expense, $1.9 million in professional services expenses primarily related to activities in preparing and operating as a public company, $0.5 million in insurance expense and $0.5 million in facilities related expenses which was partially offset by $1.3 million in research contributions. General and administrative expenses were $4.3 million for the three months ended December 31, 2018 compared to $2.6 million for the three months ended December 31, 2017. The $1.7 million increase was primarily due to $1.3 million in personnel-related costs, of which $0.7 million was related to non-cash stock-based compensation expense and $0.4 million in costs associated to operate as a public company.

Estimated fair value of contingent consideration expense increased by $4.5 million for the twelve months ended December 31, 2018 due to the value of shares potentially issuable under two commercial agreements. The change in estimated fair value of contingent consideration expense of $2.1 million during the three months ended December 31, 2018 relates to the value of shares potentially issuable under two commercial agreements.

About UNITY

UNITY is developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging. UNITY's initial focus is on creating senolytic medicines to selectively eliminate senescent cells and thereby treat age-related diseases, such as osteoarthritis, eye diseases and pulmonary diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements related to the expected timing for the data read out from our Phase 1 clinical study of UBX0101 and the filing of our next two INDs and our potential to bring medicines to market to treat age-related diseases and extend human healthspan. Such forward-looking statements involve substantial risks and uncertainties that could cause UNITY’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug discovery and development process, including UNITY’s early stage of development and our understanding of senescence biology and other fundamental biological processes associated with aging, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, UNITY’s ability to successfully protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of UNITY’s product candidates. UNITY undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see UNITY’s recently filed Registration Statement on Form S-1 and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Unity Biotechnology, Inc.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Contribution revenue	$—	$1,382	$—	$1,382
Operating expenses:
Research and development	16,331	11,592	58,907	37,373
General and administrative	4,328	2,577	16,016	9,617
Fair value of contingent consideration	2,149	—	4,542	—
Total operating expenses	22,808	14,169	79,465	46,990
Operating loss	(22,808)	(12,787)	(79,465)	(45,608)
Interest income	1,066	321	3,312	1,055
Other expense, net	(175)	(78)	(245)	(103)
Net loss	(21,917)	(12,544)	(76,398)	(44,656)
Other comprehensive loss
Unrealized gain (loss) on marketable securities, net of tax	24	(100)	9	(104)
Comprehensive loss	$(21,893)	$(12,644)	$(76,389)	$(44,760)
Net loss per share, basic and diluted	$(0.53)	$(3.67)	$(2.70)	$(13.97)
Weighted-average number of shares used in computing net loss per share, basic and diluted	41,221,223	3,421,099	28,269,907	3,197,516

Unity Biotechnology, Inc.

Condensed Balance Sheets

(In thousands)

	December 31,	December 31,
	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$15,399	$7,298
Contribution receivable	—	1,382
Short-term marketable securities	155,736	79,212
Prepaid expenses and other current assets	1,830	988
Total current assets	172,965	88,880
Property and equipment, net	6,238	6,958
Long-term marketable securities	—	5,118
Restricted cash	550	550
Other long-term assets	1,622	518
Total assets	$181,375	$102,024

Liabilities, convertible preferred stock, and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$4,847	$2,378
Accrued compensation	3,791	2,181
Accrued and other current liabilities	4,990	3,338
Settlement liability	2,059	—
Contingent consideration liability, current portion	895	—
Total current liabilities	16,582	7,897
Deferred rent, net of current portion	2,467	3,166
Contingent consideration liability, net of current portion	1,588	—
Other non-current liabilities	45	118
Total liabilities	20,682	11,181

Convertible preferred stock	—	173,956
Stockholders' equity (deficit):
Common stock	4	1
Additional paid-in capital	324,663	4,072
Related party promissory notes for purchase of common stock	(201)	(202)
Employee promissory notes for purchase of common stock	(400)	—
Accumulated other comprehensive loss	(95)	(104)
Accumulated deficit	(163,278)	(86,880)
Total stockholders' equity (deficit)	160,693	(83,113)
Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$181,375	$102,024

Investors & Media

Austine Graff

UNITY Biotechnology

650-443-6725

austine.graff@unitybiotechnology.com